PRECISION OPINION, INC. EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement” ) is entered into effective as of May 1, 2016 (“ Effective Date”), by and between PRECISION OPINION, INC. a NEVADA corporation (“ POI”) with its principal place of business in Las Vegas, Nevada Precision Opinion, Inc., a Nevada corporation and Bruce Baum, an individual whose present residential address is 2021 slow wind st Las Vegas, Nevada 89134 (“Employee “ and together with POI, the “Parties” ).

In consideration of the covenants, representations and warranties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions and Interpretations

1.1.       Certain terms used herein shall have the meaning ascribed to those terms as set forth in Schedule 1.

1.2.       All of the defined terms as set forth in Schedule 1, if defined in the singular, shall also retain such general meaning if used in the plural, and if used in the plural, shall retain the general meaning if used in the singular.

2.	Employment and Duties

Employee shall be employed by POI in the position of Chief Financial Officer and Chief Operating Officer as of the Effective Date. Employee shall have and fulfill all duties and responsibilities normal and customary for the position of Chief Financial Officer and Chief Operating Officer and perform all other acts required of POI for the fulfillment of POI Contracts, optimization of the financial performance and operating services and otherwise obtain the largest reasonably obtainable market share in the most profitable manner for POI Services within the market research industry; provided, however , that Employee shall be permitted to hire, in a reasonably prudential manner and in a manner not to unduly increase the cost or expense of human resources to POI, such assistants and staff to assist Employee in the performance of all of the foregoing that are reasonably and appropriately delegable.

3.    Salary, Bonus and Signing

Throughout the Employment Term, Employee shall receive a minimum annual salary of One Hundred Fifty Thousand Dollars ($150,000) (“Salary”) payable bi-weekly, which is subject to applicable employment, state and federal tax withholding.

Annually, at the discretion of the President, the Chief Financial Officer and Chief Operating Officer’s salary may be increased as the President so determines based on the previous year’s performance. In addition, at the discretion of the President the Chief Financial Officer and Chief Operating Officer may be granted a bonus based on performance against the previous year’s business plans goals achievements.

4.	Benefits

Employee shall be eligible to participate in those benefits available for all senior executives of POI subject to the same terms, conditions and eligibility requirements as other employees, including, without limitation, paid health insurance. POI shall provide Employee with an office of a size and location customary for a Chief Financial Officer and Chief Operating Officer.

5.	Expense Reimbursement

Employee shall be entitled to reasonable business expense reimbursements; provided, however, that no business expense reimbursements shall exceed $1,000 per item per month without prior written approval from the President. Furthermore, expense reimbursements shall include, without limitation, the following:

5.1. POI shall reimburse business expenses related to airfare at an amount not to exceed the corresponding coach fare.

5.2. POI shall reimburse business expenses related to vehicle rental for any out of city travel at an amount not to exceed the corresponding full-size car rental fare.

5.3 POI shall reimburse business expenses related to hotel, food, beverage and entertainment at an amount not to exceed customary expenses for executives in companies similar to POI.

5.4 POI shall reimburse Employee for mileage if Employee uses his own vehicle for business-related travel exceeding 50 miles at a rate equal to $0.54 per mile.

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6.	Best Efforts/Conflicting Interest/Moonlighting

6.1. Throughout the Employment Term, Employee shall diligently perform the assigned duties, devoting the necessary working time, abilities and efforts to such duties, and shall exert best efforts to furthering the best interests of POI.

6.2. Throughout the Employment Term, Employee shall not engage in any activity or investment that: (a) conflicts with POI’s business interests, (b) or interferes with the independent exercise of Employee’s judgment in POI’s best interests.

7.	Employment Term

Employee’s employment term shall be for five years (“Employment Term”), subject to the following termination events (each a “Termination Event”):

7.1. Employee commits an act of fraud against POI.

7.2. Employee fails to perform the services contemplated by this Agreement with diligence or competence.

7.3. Employee materially breaches this Agreement and fails to cure such breach within ten business days following receipt of written notice specifying the breach.

7.4 Employee and POI mutually agree to terminate this Agreement.

7.5 Employee provides POI with 180 days’ written notice of voluntary termination.

8.	Confidentiality

8.1. Throughout the Employment Term and for a period of two (2) years thereafter, Employee shall not, except as required by law, Disclose any Confidential Information to any Person, except in the ordinary and reasonable conduct of the business. In perpetuity, Employee shall not, except as required by law, disclose POI Trade Secrets to any Person.

8.2. While in possession or control of Confidential Information, or any Media embodying same, Employee shall take reasonable efforts to keep such Confidential Information reasonably inaccessible from Persons who, in Employee’s best knowledge, are not otherwise authorized to view the Confidential Information. While in possession or control of any of POI Trade Secrets, or any Media embodying same, Employee shall use best efforts to keep all POI Trade Secrets inaccessible from Persons who, in Employee’s best knowledge, are not authorized to view same. Employee shall not make, or permit or allow to be made, copies of any Media containing, in full or in part, Confidential Information unless such copies are reasonably necessary in order to conduct Employee’s duties for POI.

8.3. If Employee is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, Employee shall provide POI with prompt written notice of such request or requirement so that POI may seek protective orders or other appropriate remedies and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by POI, Employee nonetheless is legally compelled to disclose Confidential Information to any court or tribunal or else would stand liable for contempt or suffer other censure or penalty, Employee may, without liability herein, disclose to such court or tribunal only that portion of the Confidential Information which the court requires Employee to disclose, provided that Employee exercise best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with POI to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such court or tribunal.

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8.4. Notwithstanding any other provision of this Agreement, Employee hereby acknowledges that POI owns the exclusive right, title and interest in and to POI Inventions, Confidential Information and the Intellectual Property embodied in, relating to, based upon or arising from Confidential Information. To the extent that Employee is deemed to have or retain any right, title or interest or otherwise possess any right, title or interest in and to any POI Inventions, Confidential Information or Intellectual Property, Employee hereby assigns all such right, title and/or interest to POI Employee hereby waives any Claim of infringement of any right, title or interest of Employee (whether based in any Intellectual Property right, title or interest, other proprietary interest whatsoever or applicable fiduciary theory) in, to or respecting any POI Inventions or Confidential Information and agree that Employee shall never challenge nor dispute POI’s right, title and interest in and to POI Inventions, Confidential Information or Intellectual Property. For a period of two (2) years after the Employment Term, Employee shall not Exploit for any purpose the Confidential Information. In perpetuity after Employee’s employment with POI, Employee shall not Exploit, for any purpose, any POI Trade Secret.

8.5. Employee shall promptly and fully disclose in writing to POI all Inventions directly relating to the business or business conducted by POI that Employee Develops, has Developed or intends to Develop.

8.6. Employee shall never Encumber POI Inventions or allow same to be Encumbered.

9.	THIS SECTION LEFT BLANK INTENTIONALLY

I 0.   Further Assurances

In perpetuity, Employee shall execute, acknowledge and deliver any and all documents and shall perform any and all acts that shall be reasonably required in order for POI to record, register, perfect and/or procure an issuance in or to POI’s right, title and/or interest in POI Intellectual Property, including, without limitation, POI Inventions and Confidential Information, and Employee shall execute any proper oath or verify any proper document in connection with carrying out this provision. In perpetuity, Employee shall testify at POI’s request and expense in any legal, regulatory or dispute resolution proceeding relating to Employee’s employment with POI or involving subject matter of which Employee has knowledge or of which POI reasonably believes Employee has knowledge and arising during or within two (2) years after the Employment Term.

11.    Return of Materials

Within seventy-two (72) hours after the Employment Term, Employee shall return to POI all Content, in whatever Media, owned by or otherwise belonging to POI, including, without limitation, all Confidential Information, Software, papers, drawings, notes, memoranda, manuals, specifications, designs, devices, e-mail, documents, diskettes, tapes, keys, access cards, credit cards, identification cards and other property and equipment owned by or otherwise belonging to POI. Notwithstanding the return or destruction of the Confidential Information, Employee shall continue to be bound by Employee’s obligations of confidentiality and security as otherwise set forth in this Agreement for a period of two (2) years with respect to Confidential Information and in perpetuity with respect to POI Trade Secrets.

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12.	Non-Solicitation

Throughout the Employment Term and for a period of two (2) years thereafter, Employee shall neither solicit, attempt to solicit, or assist another to solicit any employee of POI to work for Employee or any other Person, nor incite, or attempt to incite, or assist another in inciting any Person to terminate employment with POI. Employee acknowledge that the provisions of this Section are reasonable in light of the legitimate business needs of POI, and that Employee will be able to earn a living and will not be unduly burdened by the restrictions on future employment imposed hereby.

13.      Noncompete Definitions. For purposes of this Agreement, the terms listed below shall have the following meanings:

(a)       “Area” means the United States of America.

(b)       “Customers” means individuals, partnerships, firms, corporations, limited liability companies, associations, trusts, unincorporated organizations, governmental entities or other entities (“Persons”) (i) to which POI or its Affiliates has provided opinion POIling or market research or (ii) that POI has solicited with respect to the provision of opinion POIling or market research services.

(c)       For purposes of this Agreement, “just and adequate cause” shall mean theft, fraud, or material breach of this Agreement not cured within ten business days from receipt of written notice specifying the breach.

(d)       “Time Period” means the period beginning as of the date of this Agreement and ending two years thereafter; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Time Period shall mean the period beginning as of the date of this Agreement and ending as the court shall determine to be reasonable. However, in the event that Employee’s employment is terminated in a manner that results in Severance Payments pursuant to Section 21, then the Time Period shall terminate upon the end of the Severance Pay Period as set forth in Section 21 below. In the event that Employee resigns for any reason other than a breach of this Agreement by POI, then the Time Period shall terminate two years from the date of such termination of employment.

14.       Covenants. Employee covenants and agrees that, during the Time Period, he shall not, directly or indirectly, individually or as a stockholder, partner, member, financier, agent, employee, representative or consultant for or otherwise on behalf of or in conjunction with any Person as follows: Engage or have any interest, direct or indirect, in any business in competition with the Business, within the Area; provided, however, that this shall not preclude Employee from owning less than 5% of the securities of any publicly traded entity.

15.      Enforceability. Employee represents and warrants to and covenant with POI as follows:

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(a)       The covenants in this Agreement are reasonably necessary for the protection of the interests of POI and its Affiliates, are reasonable as to duration, scope and territory, and are not unreasonably restrictive of Employee.

(b)       Notwithstanding subsection (a), should any court of competent jurisdiction determine that any covenants in this Agreement are unreasonable as to duration, scope, or territory, the covenants shall be enforceable as provided in this Agreement with respect to the maximum duration, scope and territory as the court determines to be reasonable.

16.	Personal Property

Employee acknowledges and agrees that POI is not responsible for loss of or damage to Employee’s personal property in, on or about POI Premises or, if applicable, on any other property where Employee engages in employment activities by or for POI Employee shall hold POI harmless from any and all Claims relating to, or arising out of, Losses to Employee’s personal property.

17.	Equitable Relief

Notwithstanding any provision in Section, Employee acknowledges that any violation of Sections 8, 10, 11, 12, or 14 by Employee shall cause irreparable injury to POI and shall entitle POI to extraordinary and equitable relief by a court outside of any requirement for Arbitration, including but not limited to temporary restraining orders and preliminary and permanent injunctions, without the necessity of posting bond or security. The opinions, findings, determinations and orders of any court with respect to permanent equitable relief granted consistent with this Section 18 shall have binding effect upon any Mediation and shall otherwise have res judicata and collateral estoppel effect upon any Mediation; provided, however, that the Mediation Panel shall give any court opinion, finding, determination or order granting temporary or preliminary equitable relief persuasive juridical authority.

18.	Non-Waiver

Waiver by POI of performance of any provision of this Agreement shall not be a waiver of, nor prejudice to, POI’s right to require, strict performance of the same or any other provision in the future.

19.	Mandatory Mediation

Subject to Section 17, all Claims between the Parties shall be subject to Mediation through JAMS for a thirty (30) day period prior to commencement of legal action by either party other than for equitable relief.

20.	Severance

20.1       Severance Payments. If POI terminates Employee’s employment under this Agreement without a Termination Event as defined in Section 7, Employee shall be entitled to receive, as severance payments, a continuation of Employee’s compensation in the amount of his base salary as of the date of his termination, for a period time that represents the remaining term of Employee’s employment agreement (the “Severance Pay Period”), subject to applicable state and federal withholdings, and payable in accordance with POI’s payroll practices.

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20.2       Execution of Release. POI’s obligation to pay severance payments is expressly conditioned upon Employee’s execution and delivery to POI of a settlement agreement (“Release and Agreement”), as drafted at the time of Employee’s termination of employment. Such Release and Agreement shall include, but not be limited to, the following terms:

20.2.1       an unconditional release of all rights to any claims, charges, complaints, grievances, known or unknown to Employee, against POI, its affiliates or assigns, and their officers and directors, through the date of Employee’s termination from employment;

20.2.2       a representation and warranty that Employee has not filed or assigned any claims, charges, complaints, or grievances against POI, its affiliates or assigns, or their officers and directors;

20.2.3       an agreement to maintain the confidentiality of the Release and Agreement;

20.2.4       for a period of six months following a termination to which this section applies, Employee agrees to make himself available to POI and/or its agents for the purpose of facilitating an efficient transition of his job responsibilities and duties to other designated individuals and to respond to questions from POI and/or its agents regarding information and/or activities that he was engaged in while employed at POI, for the purpose of carrying-out his former duties and responsibilities. Further, for a period of three months following a termination to which this section applies, Employee shall assist POI and/or its agents in meetings with present and potential clients, provided that POI shall pay all travel expenses reasonably incurred. Both Parties agree and acknowledge that this Subsection 20.2.4 is premised on Employee’s best efforts to cooperate and POI ‘s reasonable use of his time.

20.3       No Admission. Employee acknowledges that such a Release and Agreement shall not be construed as an admission by POI or any other release of any wrongdoing whatsoever against Employee, and POI and all of the releasees specifically deny any such wrongdoing.

21.	Governing Law, Certain Interpretations & Entire Agreement

This Agreement shall be governed for all purposes by the laws of the State of Nevada as such laws apply to Contracts performed within Nevada by its residents, and that venue and personal jurisdiction for any Claim seeking equitable relief with respect to or arising out of this Agreement shall lie in the state or federal courts sitting in Clark County, Nevada, to which both Parties hereby unconditionally consent. If any provision of this Agreement is deemed unenforceable by any court or tribunal with dispute or interpretive jurisdiction over this Agreement or the Parties, then such provision shall be reformed by such court or tribunal in such a manner to make the provision enforceable and as near the manifest intent of the Parties as possible. This Agreement sets forth the entire agreement of POI and Employee as to the subjects set forth herein, and this Agreement may not be modified except by a subsequent written agreement signed by Employee and POI Any employee handbook, standard operational or operating procedures or any human resource department distributed document provided to or accessed by Employee prior to, simultaneously with or after execution of this Agreement is hereby and shall always be superseded by this Agreement. This Agreement, in its present state, or as amended, shall always be the exclusive Agreement governing the employment of the Employee by POI The terms and conditions of this Agreement concerning POI’s right, title and interest relating to, associated with or arising from creation, maintenance or protection of POI Intellectual Property shall survive termination of Employee’s employment.

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22.	Vacation

Employee shall initially be entitled to three (3) weeks of paid time off per year. Commencing on the first (1st) anniversary of the Effective Date, Employee shall be entitled to four (4) weeks of paid time off per year. Employee shall submit his proposed vacation schedule to the Chairperson of the Board of Directors. Up to two (2) weeks of unused vacation time may be carried over to the following anniversary year; the remainder of unused vacation time will be forfeited. Any unused vacation time at the end of the employment relationship will be paid out to Employee based on his then applicable Salary.

23.	ATTORNEY REVIEW

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT SETS FORTH IMPORTANT RIGHTS AND LIABILITIES THAT IMPOSE SUBSTANTIAL OBLIGATIONS, RESPONSIBILITIES AND COVENANTS UPON EMPLOYEE. WHILE EMPLOYEE HEREBY COVENANTS, REPRESENTS AND WARRANTS THAT EMPLOYEE HAS FULLY READ AND HAS FULLY UNDERSTOOD THE NATURE, SPIRIT AND SCOPE OF THIS AGREEMENT, EMPLOYEE ALSO UNDERSTANDS THAT IT IS IMPORTANT FOR EMPLOYEE TO SEEK THE ADVICE OF LEGAL COUNSEL WHEN ENTERING INTO SUCH AN AGREEMENT AND EMPLOYEE HAS TAKEN THE OPPORTUNITY TO EVALUATE THE NEED FOR LEGAL COUNSEL, AND HAS EITHER OBTAINED LEGAL COUNSEL’S ADVICE WITH RESPECT TO THIS AGREEMENT OR HAS DETERMINED, IN EMPLOYEE’S OWN BEST INTEREST, THAT IT IS UNNECESSARY FOR EMPLOYEE TO TAKE THE TIME TO OBTAIN SUCH LEGAL COUNSEL’S ADVICE.

EMPLOYEE:		POI:

James T Medick
President

/s/ Bruce Baum		By:	/s/ James T Medick
Bruce Baum		Name:	James T Medick
Date:	5/1/16	Date:	5/1/16

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SCHEDULE 1

Definitions

“Agreement” shall mean this EXECUTIVE EMPLOYMENT AGREEMENT by and between POI and Employee.

“Attachments” shall be deemed to be references to attachments attached hereto and incorporated herein by such reference within this Agreement.

“Business Day” shall mean any day, Monday through Friday, excepting Saturday and Sunday and also excepting any day on which federally chartered banks in the state of Nevada are not open for business.

“Claim” shall mean any demand, complaint, request for redress, assertion of a cause of action or other claim whatsoever.

“Confidential Information” shall mean all the Content relating to, used in or arising out of POI business, finances or other operations and held by, owned, licensed, or otherwise possessed by POI (whether held by, owned, licensed, possessed or otherwise existing in, on or about POI Premises or Employee’s offices, residence(s) or facilities and regardless of how such Content came into being, as well as regardless of who created, generated or gathered the Content), including, without limitation, all Content contained in, embodied in (in any Media whatsoever) or relating to POI Inventions or POI’s ideas, creations, works of authorship, works of visual art, business documents, Contracts, licenses, business and non-business relationships, correspondence, operations, manuals, performance manuals, operating data, projections, bulletins, supplier and customer lists and data, sales data, cost data, profit data, strategic planning data, financial planning data, designs, logos, motifs, proposed trademarks or service marks, test results, product or service literature, product or service concepts, manufacturing or sales techniques, process data, specification data, know how, show how, Software, databases, research and development information and data; provided, however, that “Confidential Information” shall not include information or data “generally publicly known”. The phrase in the previous sentence “generally publicly known” shall not be deemed to include the Content set forth in patents despite the fact that patents have been published by the federal government, unless such embodiment has otherwise been the subject of a publication for general public consumption (other than publication as a patent) or if that embodiment is otherwise utilized generally by Persons in the United States of America while selling products or services within the scope of the POI Industry. All references to “Confidential Information” in this Agreement shall be deemed to also refer to “POI Trade Secrets” as well, but references to “POI Trade Secrets” shall not be deemed to automatically refer to “Confidential Information.”

“Content” shall mean all material, information, documents, matter, text, Software, data, graphics, computer-generated displays and interfaces, images, photographs and works of whatsoever nature, including, without limitation, all compilations of the foregoing and all results and/or derivations of the expression of the foregoing.

“Contract” shall mean all agreements, contracts, understandings, undertakings, obligations, and other documents or matters where there is or was an agreement to be bound, or effectuation of the same.

“Develop” shall mean develop, conceive, discover, reduce to practice, create, or otherwise arise out of a Person’s efforts in any manner whatsoever and through any means whether now known or hereafter developed.

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“Development” shall mean the result of anything that has been Developed.

“Disclose” shall mean disclose, disseminate, transmit, publish, distribute, make available or otherwise convey.

“Encumber” shall mean to impose a security interest, pledge, hypothecation, lien, mortgage, or any other encumbrance of whatsoever nature.

“Equipment” shall mean any item, device, structure, component, or matter that is capable of being a receptacle, conduit or transmitter of electrical or other energy capable of detection by electronic, magnetic or optical means including, without limitation, Software.

“Exploit” shall mean to use, make, sell, or otherwise exploit in any manner whatsoever (through any means now known or hereafter Developed).

“Exhibits” shall be deemed to be references to exhibits attached hereto and incorporated herein by such reference within this Agreement.

“Intellectual Property” shall mean all foreign, federal, state and common law trademarks, service marks, domain names, Internet path names and addresses of whatsoever nature, trade dress, copyrights, know how, show-how, patents, Inventions (whether or not patentable), mask works, Software, proprietary data, customer lists, strategic plans, financial data, Trade Secrets, all other intangible assets of whatsoever nature and all applications for registration and/or issuance with respect to all the foregoing and whether or not any of the foregoing is registerable or patentable, including, without limitation, with respect to all of the foregoing: (i) all goodwill associated with any and all of the foregoing; (ii) all parents, continuations, continuations in part, divisionals, reissues and extensions; and (iii) all moral rights associated with any and all of the foregoing.

“Industry Inventions” shall mean all Inventions that are reasonably the subject or capable of being the subject of direct exploitation by Persons within the POI Industry.

“Inventions” shall mean all Developments whether or not patentable, copyrightable, original, novel, obvious, or otherwise susceptible to protection as any form of Intellectual Property.

“Losses” shall mean any and all costs, expenses, fees (including, without limitation, attorneys’, accountants’, investigators’, witnesses’ and professionals’ fees), charges, expenditures, liabilities, damages and other losses of whatsoever nature.

“Media” shall mean print, document-based medium, television, facsimile, telex, telephony, radio, satellite, cable, wire, computer-based network, network, magnetic means, optical means, electronic means, Internet, intranet, Software, compact and laser disc, digital video displays, video cassettes, and multi-media and any other method (now known or hereafter Developed) for the publication, retention, conveyance, possession or holding of Content.

“POI Industry” shall mean the opinion POIling, data-collection, data analysis and market research industry.

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“POI Intellectual Property” shall mean all Intellectual Property owned, held, licensed, possessed or used by POI or any of its subsidiary companies.

“POI Inventions” shall mean all Industry Inventions that Employee solely (or jointly with any third Person) Develop or any Invention that either: (i) is Developed within the scope of employment; (ii) is of a subject matter related to the nature and scope of Employee’s duties as an employee of POI (at any time during Employee’s employment with POI); (iii) stems from or arises out of any Confidential Information (whether or not Developed during or after Employee’s employment with POI); (iv) was otherwise reasonably known to Employee to be of a subject matter within the scope of POI’s business, operations, or strategic plans; (v) was Developed using, exploiting or otherwise employing any equipment, supply, POI Premises or service owned, licensed, leased or otherwise possessed by POI (whether or not Developed during or after Employee’s employment with POI) or (vi) was otherwise Developed by another Person (including, without limitation, another POI employee) at the behest of or under the control of (whether or not directly or indirectly) POI.

“POI Premises” shall mean the property, vehicles, buildings and facilities of POI, POI clients and POI affiliates.

“POI Products” shall mean the products as marketed and sold by POI or its subsidiaries from time to time.

“POI Services” shall mean services as marketed and provided by POI or its subsidiaries from time to time.

“POI Trade Secrets” shall mean Trade Secrets owned, licensed, possessed or otherwise held by POI. “Officer” shall mean the president, chief financial officer, chief operating officer, secretary, treasurer or any vice-president of POI.

“Parties” shall refer to either or both POI and Employee. “Party” shall mean POI or Employee.

“Person” shall mean any natural person, corporation, limited liability company, limited partnership, partnership, trust, association, organization or other entity of whatsoever nature.

“President” shall mean the President of POI currently and any successor President of POI as may hold such office.

“Schedules” shall mean an enumerated schedule all of which shall be deemed attached hereto and incorporated herein by way of the specific reference or references made in this Agreement.

“Section” shall be deemed a reference to an enumerated provision of this Agreement. Section headings are used for convenience only and shall have no interpretive effect or impact whatsoever.

“Software” shall mean source code, object code, executable code, or other program or code format whatsoever, whether now known or hereinafter developed.

“Termination Events” shall mean the events that terminate this Agreement set forth herein.

“Trade Secrets” shall mean trade secrets as such term is defined in the Uniform Trade Secrets Act, as promulgated from time to time in Nevada.

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